Exhibit 99.1

  Greatbatch, Inc. Reports Fourth Quarter and Full-Year 2005 Results

    CLARENCE, N.Y.--(BUSINESS WIRE)--Feb. 22, 2006--Greatbatch, Inc. (the "Company") (NYSE: GB) today reported its results for the fourth quarter and year ended December 31, 2005.

    2005 Highlights

    --  Achieved record sales for:


        -- Total Company - sales of $241 million, an increase of 20% compared to $200 million in 2004

        -- Implantable Medical Components - sales of $208 million, an increase of 20% compared to $173 million in 2004

        --  Commercial - sales of $33 million, an increase of 21%
            compared to $27 million in 2004

    -- Successfully started up operations in two new facilities in Alden, New York and Tijuana, Mexico and consolidated both existing and new manufacturing operations into these locations with minimal disruption

    -- Met all of the milestones for the consolidation of filtered feedthrough operations in Carson City, Nevada to the facility in Tijuana, Mexico

    -- Commenced the plan to consolidate feedthrough manufacturing from Columbia, Maryland to Tijuana and consolidate all medical research and development into the Technology Development
        Center in Clarence, New York

    -- Cash and short-term investments increased by $20 million to $112 million as of December 31, 2005

    Net sales totaled $58.9 million during the fourth quarter of 2005, an increase of 27% compared to $46.5 million in the fourth quarter of 2004. For the full year 2005, net sales totaled $241.1 million compared to $200.1 million in 2004, an increase of 20%.
    Net income for the fourth quarter was $.068 million, or $0.00 per diluted share, compared to a loss of $0.18 million, or $0.01 per diluted share in 2004. Reported results for the fourth quarter of 2005 include charges for plant consolidations, relocations and asset dispositions, which total $4.4 million (pre-tax), or $0.13 per diluted share. Excluding these charges, net earnings for the fourth quarter 2005 were $2.9 million or $0.13 per diluted share.
    Net income for the full year 2005 was $10.1 million, or $0.46 per diluted share, compared to $14.2 million, or $0.66 per diluted share in 2004. Reported results for 2005 include charges for plant consolidations, relocations, asset dispositions, severance and legal settlement charges, which total $18.6 million (pre-tax), or $0.56 per diluted share. Excluding these charges, net earnings for the full year 2005 were $22.3 million or $1.02 per diluted share.
    Commenting on full-year results, Edward Voboril, Chairman and Chief Executive Officer said: "I am very pleased with our performance during 2005. We achieved record sales in both our medical and commercial segments, which speaks to our broad-based success. In many respects, 2005 was a very dynamic and challenging year. Our financial results are indicative of our ability to respond to increased customer requirements, while at the same time effectively executing on our key strategic initiatives."
    "The advancements we have made in establishing a new manufacturing footprint, coupled with the various new product initiatives underway in the areas of Cardiac Rhythm Management, Neurostimulation and Commercial markets have us well positioned for continued growth going forward," Voboril concluded.

    4th Quarter Sales Summary

    The following table summarizes the Company's sales by business unit and major product line for the fourth quarters of 2005 and 2004 (in thousands):


Business Unit/Product Lines                     2005    2004     %
                                              4th Qtr  4th Qtr Change
----------------------------------------------------------------------
Implantable Medical Components ("IMC"):
----------------------------------------------------------------------
       ICD Batteries                          $11,020 $ 8,469     +30%
----------------------------------------------------------------------
       Pacemaker & Other Batteries              4,791   4,285     +12%
----------------------------------------------------------------------
       ICD Capacitors                           5,109   3,231     +58%
----------------------------------------------------------------------
       Feedthroughs                            13,283  11,866     +12%
----------------------------------------------------------------------
       Enclosures                               5,097   5,539      -8%
----------------------------------------------------------------------
       Other Medical                           11,878   7,043     +69%
----------------------------------------------------------------------
Total Implantable Medical Components           51,178  40,433     +27%
----------------------------------------------------------------------
Electrochem Commercial Power ("ECP")            7,679   6,042     +27%
----------------------------------------------------------------------
    Total Sales                               $58,857 $46,475     +27%
----------------------------------------------------------------------


    The increase in IMC sales is attributable to organic growth, incremental assembly volume, impact of the marketplace field actions and higher 2005 versus 2004 volume from one customer. Furthermore, the decrease in Enclosures is due to a shift in the reporting of $1.6 million in sales of shield enclosures to the "Other Medical" product line as the product is now being assembled and shipped from the Tijuana facility. The increase in ECP sales is due to higher volume in the seismic, military and oil & gas markets.

    4th Quarter Profit & Loss Summary

    The following table summarizes selected information derived from the condensed consolidated statements of operations for the fourth quarters in 2005 and 2004 (in thousands):


                                                2005   2004      %
                                              4th Qtr 4th Qtr  Change
----------------------------------------------------------------------
Gross Profit                                  $19,468 $16,327     +19%
----------------------------------------------------------------------
Gross Margin                                     33.1%   35.1%
----------------------------------------------------------------------

SG&A Expenses                                 $ 7,439 $ 6,492     +15%
----------------------------------------------------------------------
SG&A Expenses, as % of Sales                     12.6%   14.0%
----------------------------------------------------------------------

RD&E Expenses, net                            $ 5,543 $ 3,751     +48%
----------------------------------------------------------------------
RD&E Expenses, net as % of Sales                  9.4%    8.1%
----------------------------------------------------------------------

Other Operating Expense                       $ 4,367 $ 1,061    +312%
----------------------------------------------------------------------

Operating Income                              $ 1,161 $ 3,946     -71%
----------------------------------------------------------------------
Operating Margin                                  2.0%    8.5%
----------------------------------------------------------------------


    The decrease in gross margin is primarily due to increased warranty expense and lower selling prices, partially offset by favorable manufacturing overhead absorption due to increased production volume.
    The increase in SG&A expenses is primarily due to costs related to the Tijuana facility and incentive compensation, partially offset by lower Sarbanes-Oxley costs.
    The increase in RD&E expenses is primarily due to decreased reimbursement on new product development projects in the 2005 fourth quarter compared to last year.

    The Other operating expense in the current quarter consists of:

    -- Tijuana, Alden and Carson City consolidations/relocations $2.7 million

    --  Columbia and Advanced Research Lab consolidations $1.1 million

    --  Asset dispositions and other $0.6 million

    The high effective tax rate for the quarter, which resulted in an annual effective tax rate of 34.6%, was primarily due to the change in the estimate of the benefit related to Extra Territorial Income.

    Full-Year 2006 Financial Guidance

    -- The Company expects 2006 net sales to be in the range of $245 million to $265 million, an increase of 2% to 10%. This projection takes into consideration the effect of the marketplace field actions that occurred in 2005 and resulted in incremental sales for Greatbatch of $10 million to $15 million.

    -- The Company expects GAAP earnings per diluted share for 2006 to be in the range of $0.40 to $0.60, including the impact of stock-based compensation under FAS123R of $0.15 to $0.18 and plant relocation/asset dispositions of $0.30 to $0.38. Excluding the impact of the stock-based compensation and plant consolidations/asset dispositions, the target range for the full-year 2006 earnings per diluted share is $0.95 to $1.15.

    --  The effective tax rate is expected to be approximately 34%.

    -- The number of diluted shares is expected to be approximately 22 million for the full year of 2006. The effect of the conversion of the convertible notes into common stock is expected to be anti-dilutive in 2006; therefore, it will not impact the share count.

    -- Capital spending is expected to be in the range of $22 million to $27 million.

    Conference Call

    The Company will host a conference call tomorrow, Thursday, February 23, 2006 at 11:00 a.m. E.T. to discuss its quarterly results. The scheduled conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com. An audio replay will also be available beginning from 1:00 p.m. E.T. on February 23, 2006 until March 2, 2006. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 81517078.

    Forward-Looking Statements

    Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the
Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate, integrate and protect against liabilities arising from acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K, and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.


                           GREATBATCH, INC.
            CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                              (Unaudited)
                (In thousands except per share amounts)

                                Three months ended     Year ended
                                   December 31,        December 31,
                                   2005    2004 *     2005     2004 *
                                   ----    ------     ----     ------
Sales                            $58,857  $46,475  $241,097  $200,119
Cost of sales                     39,389   30,148   151,543   119,397
                                 -------- -------- --------- ---------
   Gross profit                   19,468   16,327    89,554    80,722
Selling, general and
 administrative expenses           7,439    6,492    31,528    26,719
Research, development and
 engineering costs, net            5,543    3,751    18,725    18,476
Amortization of intangible assets    958    1,077     3,841     4,002
Other operating expense, net       4,367    1,061    18,574     4,585
                                 -------- -------- --------- ---------
   Operating income                1,161    3,946    16,886    26,940
Interest expense                   1,137    1,087     4,613     4,535
Interest income                   (1,089)    (433)   (3,113)   (1,235)
Other (income) expense, net           (9)     (17)      (78)      (92)
                                 -------- -------- --------- ---------
   Income before income taxes      1,122    3,309    15,464    23,732
Provision for income taxes         1,054    3,489     5,357     9,514
                                 -------- -------- --------- ---------
   Net income                    $    68  $  (180) $ 10,107  $ 14,218
                                 ======== ======== ========= =========

Diluted earnings per share       $  0.00  $ (0.01) $   0.46  $   0.66
Diluted weighted average shares
 outstanding                      21,925   21,539    21,810    21,540

* Restated for a $2,039 increase in the provision for income taxes and a corresponding decrease in refundable income taxes.

                           GREATBATCH, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEET
                              (Unaudited)
                            (In thousands)

ASSETS                                      December 31,  December 31,
                                               2005          2004 *
                                               ----          ------
Current assets:
  Cash and cash equivalents                 $    46,403    $   34,795
  Short-term investments                         65,746        57,437
  Accounts receivable, net                       29,997        24,288
  Inventories                                    45,184        34,027
  Refundable income taxes                           928         1,634
  Deferred income taxes                           6,257         3,622
  Prepaid expenses and other current assets       1,488         4,637
                                            ------------   -----------
          Total current assets                  196,003       160,440

Property, plant, and equipment, net              97,705        92,210
Intangible assets, net                           60,143        63,984
Goodwill                                        155,039       155,039
Other assets                                      4,021         4,493
                                            ------------   -----------
Total assets                                $   512,911    $  476,166
                                            ============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                          $    13,678    $    8,971
  Accrued expenses and other current
   liabilities                                   29,903        18,109
  Current portion of long-term debt                 464         1,000
                                            ------------   -----------
           Total current liabilities             44,045        28,080

Long-term debt, net of current portion                -           652
Convertible subordinated notes                  170,000       170,000
Deferred income taxes                            30,261        23,296
                                            ------------   -----------
           Total liabilities                    244,306       222,028
                                            ------------   -----------

Stockholders' equity:
  Preferred stock                                     -             -
  Common stock                                       22            21
  Additional paid-in capital                    217,104       212,131
  Deferred stock-based compensation              (1,490)         (833)
  Treasury stock, at cost                             -           (95)
  Retained earnings                              53,039        42,932
  Accumulated other comprehensive loss              (70)          (18)
                                            ------------   -----------
           Total stockholders' equity           268,605       254,138
                                            ------------   -----------
Total liabilities and stockholders' equity  $   512,911    $  476,166
                                            ============   ===========

* Restated for a $2,039 increase in the provision for income taxes and a corresponding decrease in refundable income taxes.




    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             tborowicz@greatbatch.com